Exhibit 4.3
Private circulation
Deutsche Bank
Equity Plan
Plan Rules
Effective date — 01 February 2011

1. Purpose
The Deutsche Bank Equity Plan is intended to motivate key employees through participation in Deutsche Bank value creation and to align the interests of employees with those of the shareholders. The program fosters a common interest between shareholders and employees of the DB Group, as well as a perceived sense of employee ownership through awards linked directly to the Deutsche Bank share price.
Participants in the Plan are selected at the discretion of the Committee. Participation during one Plan year does not guarantee future participation.
2. Definitions
2.1 For the purposes of the Plan, the following terms shall have the meanings indicated:
“Agreed Termination” means a Participant ceasing to be a DB Employee following the resolution of an employment-related dispute, resolved by the execution of a settlement, separation or compromise agreement containing, among other things, a full release of claims against each DB Group Company by the Participant.
“Annual Award” means any Award referred to as an Annual Award in the Award Statement.
“Award” means an award of Notional DB Shares made pursuant to this Plan and may be an Annual Award, New Hire Award, Retention Award or Upfront Award.
“Award Date” means the effective date of an Award, as shown on the Award Statement.
“Award Statement” means the statement entitled Award Statement provided to a Participant under this Plan advising the Participant of, among other things, the type of Award (Annual, New Hire, Retention or Upfront), the Award Value, the number of Notional DB Shares awarded, the Vesting Date(s) and the Release Date(s) (if applicable), and any Performance Conditions applicable to that Award or Tranches of that Award.
“Award Value” means the initial value of the Award in the currency as set out in the Award Statement.
“Career Retirement” means, in relation to Annual Awards only, voluntary termination of employment as a DB Employee by a Participant who has complete years of age plus number of complete years of service as a DB Employee equaling 60 or more (“Rule of 60”), provided however that the Participant must have five or more complete years of consecutive service (the “Consecutive Service Requirement”) as a DB Employee on or before the most recent date of termination of employment. If the Consecutive Service Requirement is satisfied, the number of complete years of service used to calculate the Rule of 60 may also include any period of employment as a DB Employee prior to a break in continuous service.

“Cause” means in respect of the termination of a Participant’s employment by any DB Group Company (i) any act or omission or series of acts or omissions that, when taken together or alone, constitute a material breach of the terms and conditions of employment, (ii) the conviction of the Participant by a competent court of law of any crime (other than minor motoring offences or offences of a similar nature that do not materially affect the business or reputation of any DB Group Company), (iii) unlawful, unethical or illegal conduct, or any misconduct by the Participant in connection with the performance of their duties as a DB Employee or conduct by the Participant otherwise in violation of the terms of the applicable employee handbook or other local policy or contractual documentation, (iv) knowingly failing or refusing to carry out specific lawful instructions from a DB Group Company (or a duly authorised employee or officer of such a company) relating to material matters or duties within the scope of the Participant’s responsibilities for a DB Group Company, (v) committing any act involving dishonesty, fraud, misrepresentation, or breach of trust, or (vi) the issuance of any order or enforcement action against the Participant or against any DB Group Company in connection with the Participant’s actions or omissions by any regulatory body with authority over the conduct of business by that DB Group Company that materially impairs a) the financial condition or business reputation of the DB Group or any DB Group Company or b) the Participant’s ability to perform their assigned duties.
“Change of Control” means a change in the control of Deutsche Bank AG which shall occur if, by one or a series of transactions or events, a third party or a group of third parties acting together (directly or indirectly) acquires more than 50 percent of the issued share capital of Deutsche Bank AG and/or becomes entitled to exercise more than 50 percent of voting rights attributable to the issued share capital of Deutsche Bank AG. The Committee will determine, at its sole discretion, whether or not a Change of Control has occurred in accordance with this definition.
“Closing Price” means the closing price of DB Shares in the Xetra system as reported on Bloomberg (currently under “DBK GY”), or the closing price on such other exchange as may be determined by the Committee from time to time.
“Committee” means the Group Compensation Review Committee in normal circumstances but may alternatively be the Management Board or any committee or other entity or persons designated by the Management Board to act as the decisional body under this Plan. To the extent that matters are determined in relation to Awards made or to be made to members of the Management Board, the Committee means the Supervisory Board of Deutsche Bank or a duly authorised committee of the same.
“Compliance Department” means any applicable compliance department of the DB Group.
“DB Employee” means a person employed by any DB Group Company.
“DB Group” means Deutsche Bank and each Subsidiary.
“DB Group Company” means any company or other corporation in the DB Group.
“DB Share” means a registered share of Deutsche Bank AG, as listed and traded on the Frankfurt Stock Exchange — Xetra or other authorised exchanges, or any other shares which may replace them from time to time (whether in a successor corporation or otherwise).
“Delivery” means DB Shares forming all or part of an Award becoming held by the Nominee (on trust absolutely for the Participant or their Representative) or, if earlier, being transferred into the Participant’s (or their Representative’s) custody account. “Delivery Date” and “Delivered” shall be construed accordingly.
“Deutsche Bank” means Deutsche Bank AG and any successor corporation or other corporation into which Deutsche Bank AG is merged or consolidated or to which Deutsche Bank AG transfers or sells all or substantially all of its assets.
“Division(s)” means the primary operational business areas of the DB Group, which include the core revenue generating areas and infrastructure and support areas, as established or adjusted by Deutsche Bank, in its discretion, from time to time. Each Division is divided into smaller operating business units.
“Group Compensation Review Committee” means the committee delegated by the Management Board to govern this Plan.
“Management Board” means the Management

Board of Deutsche Bank (the Vorstand).
“Months Worked” in relation to an Award or Tranche mean the number of calendar months in the Vesting Period of that Award or Tranche during which the Participant was a DB Employee for at least one day.
“New Hire Award” means an Award referred to as a New Hire Award in the Award Statement, usually being “buy-out”, “replacement” or “sign-on” awards granted or issued in connection with the commencement of a Participant’s employment as a DB Employee.
“Nominee” means the party authorised to hold DB Shares on trust absolutely for a Participant upon Delivery, being DB Group Services UK Ltd or such other party as may be appointed by the Committee from time to time.
“Notional DB Share” means a notional investment, the value of which fluctuates in accordance with fluctuations in the market value of DB Shares.
“Participant” means any person to whom an Award has been made under the terms and conditions of this Plan.
“Performance Condition” means a condition stated in the Award Statement for an Award or a Tranche of an Award which determines the extent to which that Award or Tranche will become capable of settlement.
“Plan” means this DB Compensation Plan, the Deutsche Bank Equity Plan as governed by these Plan Rules.
“Plan Administrator” means DB Group Services (UK) Limited or any other person or entity appointed by the Committee for the purpose of administering the Plan as referred to in Rule 3.
“Plan Rules” or “Rules” means this document which sets out the binding terms and conditions of the Plan (as amended from time to time pursuant to Rule 13).
“Proof of Certification” means any information deemed necessary by the Plan Administrator (i) to confirm a Participant’s compliance with the terms and provisions of an Award; (ii) to enable the Plan Administrator to apply the terms and provisions of an Award; or (iii) to enable the Plan Administrator (or any DB Group Company) to comply with its obligations in relation to an Award, including, but not limited to: copies of tax returns and employment or payroll-related documentation.
“Proprietary Information” means any information which is not publicly available (other than as a result of the Participant’s action), including, without limitation, all financial or product information, business plans, client lists, compensation details or other confidential information, copyright, patent and design rights in any invention, design, discovery or improvement, model, computer program, system, database, formula or documentation, including information conceived, discovered or created during or in consequence of the Participant’s employment as a DB Employee.
“Public Service Employee” means an employee employed exclusively (i) in a business, industry, organisation or entity, excluding banks and other financial institutions, that is wholly owned or controlled by the government, whether at a national or local level; or (ii) by an organisation whose primary objective is something other than the generation of profit, such as a bona fide charitable institution; or (iii) as a teacher at a bona fide educational establishment.
“Public Service Retirement” means, in relation to Annual Awards only, voluntary termination of employment as a DB Employee by a Participant to work as a Public Service Employee.
“Release Date” means the date or dates set forth in the Award Statement as such.
“Representative” means, in the case of death or Total Disability, the Participant’s duly appointed beneficiary, legal representative or administrator, as applicable.
“Retention Award” means an Award referred to as a Retention Award in the Award Statement.
“Retention Period” of an Award or Tranche means, in relation to an Upfront Award, the period commencing with the Award Date and ending with the end of the day prior to the Release Date or, in relation to an Annual Award, New Hire Award or Retention Award which is granted subject to a Retention Period, the period commencing with the Vesting Date (disregarding any acceleration of the

Vesting Date under Rule 10) and ending with the end of the day prior to the Release Date.
“Retirement” means, for the purposes of the Plan, and in relation to Annual Awards only, retirement at pensionable age in accordance with the pension plan of which the Participant is a member.
“Subsidiary” means any company or other entity in which Deutsche Bank has a direct or indirect controlling interest or equity or ownership interest which represents more than fifty percent (50%) of the aggregate equity or ownership interest in such company or entity.
“Supervisory Board of Deutsche Bank” means the board that oversees and advises the Management Board in its management of the business.
“Total Disability” means the Participant being prevented by accidental bodily injury or illness from performing the majority of the Participant’s assigned duties as determined in accordance with applicable DB Group policy as certified by the Committee, in its sole discretion.
“Tranche” means a portion of an Award as detailed on the Award Statement, which may be subject to different provisions related to Vesting and Release Date (if applicable), and/or Performance Conditions, to other Tranches comprised within that Award.
“Upfront Award” means an Award referred to as an Upfront Award in the Award Statement which shall Vest at the Award Date.
“Vest” means, in the context of an Award or a Tranche of an Award, to be no longer subject to the forfeiture provisions contained in these Plan Rules, except for the restrictions in Rules 4.5(c), 4.5(d), 4.5(e) and 5.3(a) as applicable. “Vesting” and “Vested” shall be construed accordingly.
“Vested Award” means an Award that has Vested.
“Vesting Date” means the date or dates set forth in the Award Statement upon which an Award or Tranche will Vest or, if Vesting has been accelerated, the date of Vesting determined in accordance with Rule 5.2 and/or Rule 10.
“Vesting Period” of an Award or Tranche means the period commencing with the calendar month in which the Award Date falls and ending with the calendar month before the calendar month in which the Vesting Date of the Award or Tranche as applicable falls (disregarding any acceleration of the Vesting Date under Rule 5.2 and/or Rule 10).
“Volume-Weighted Average Price” means the volume-weighted average price of a DB Share on Xetra (excluding closing auction) for the relevant trading day, or the volume-weighted average price on such other exchange as may be determined by the Committee from time to time.
2.2 Where the context permits, where an Award has been made in different Tranches, references to an Award shall be taken to refer to each Tranche separately.
2.3 Where the context permits, words in the singular shall include the plural and vice versa and words in the masculine shall include the feminine.
2.4 The headings in the Rules are for the sake of convenience only and should be ignored when construing the Rules.
3. Administration
Administration by the Plan Administrator: The Plan Administrator shall be responsible for the general operation and administration of the Plan in accordance with its terms and for carrying out the provisions of the Plan in accordance with such resolutions as may from time to time be adopted, or decisions made, by the Committee and shall have all powers necessary to carry out the provisions of the Plan.
4. Award
4.1 General: An Award represents a contingent right, subject to the terms and conditions in these Plan Rules, to receive DB Shares representing the Notional DB Shares following the Vesting Date or, in the case of Awards which are subject to a Retention Period, following the Release Date. An Award does not give a Participant a right to subscribe for unissued DB Shares.
4.2 Eligibility: Subject to the terms and conditions in these Plan Rules, the Committee may from time to time make Awards or permit Awards to be made by such other persons as it may determine to such DB Employees as the Committee shall select.
4.3 Terms of Awards: Subject to the terms and conditions in these Plan Rules, the Committee shall be entitled to determine the terms of Awards and the dates on which those Awards are made. The Committee shall determine at the Award Date whether an Award shall be subject to a Retention Period.
4.4 Award Statement: As soon as practicable after the Award Date, the Participant shall be issued an Award Statement in such form as the Committee shall determine in its absolute discretion.
4.5 Terms: Awards are subject to the following terms:
a)	Extent of Award: Participants are awarded Notional DB Shares as specified in the Award Statement. Unless stated otherwise in writing to the Participant, the number of Notional DB Shares comprising the Award shall be determined by the Plan Administrator by dividing the Euro equivalent of the Award Value for the Participant by the average Closing Price per DB Share (on the Frankfurt Stock Exchange — Xetra) for the last ten trading days of the month prior to the month in which the Award is made or such other period as the Committee shall determine. In the case of New Hire Awards, the average Closing Price per DB Share for the last ten trading days up to and including the Award Date will be used. The Euro equivalent of the Award Value may be determined using an average foreign exchange rate over the same period, the closing foreign exchange rate on the last Frankfurt trading day of the year before the Award is made, or such other rate determined by the Committee, as shown on the Award Statement.

b)	Vesting Date: Subject to Rules 5.2, 6.1(j) and 10, the Vesting Date will be such date or dates as the Committee shall determine at the Award Date and will be stated on the Award Statement.

c)	Non-transferable Awards: A Participant may not at any time before settlement in accordance with Rule 7 (whether before or after the Vesting Date) (i) transfer, assign, sell, pledge or grant to any person or entity any rights in respect of any Award (including a Vested Award), other than in the event of the death or Total Disability of the Participant; or (ii) enter into any transactions having the economic effect of hedging or otherwise offsetting the risk of price movements, or attempt to do so, with respect to all or part of their Notional DB Shares. Unless the Plan Administrator or the Committee decides otherwise, any breach of this Rule 4.5(c) will result in the forfeiture by the Participant of their Award without any claim for compensation by the Participant or any Representative.

d)	Performance Conditions: Awards or Tranches of Awards may be made subject to Performance Conditions as approved by the Committee at the time the Award is made. Any such conditions will be detailed in the Award Statement. The degree to which a Performance Condition is satisfied will determine the extent to which that Award or Tranche will become capable of settlement, and the degree to which the Performance Condition is satisfied must be determined before the Award or relevant part of the Award becomes capable of settlement.

e)	Release Date: If an Award is subject to a Retention Period, the Release Date shall be determined by the Committee at the Award Date and will be stated on the Award Statement. Subject to Rule 10, if a Release Date is specified in the Award Statement, a Participant shall have no entitlement to receive DB Shares in respect of that Award or Tranche before the Release Date.

f)	Settlement: Settlement shall take place in accordance with Rule 7.

g)	Subsequent dealing: Once an Award has been distributed in accordance with Rule 7, any subsequent dealing in DB Shares by the Participant shall remain subject to the requisite Compliance Department approval.
4.6 Compliance: The making of any Award and its settlement in accordance with Rule 7 is subject to any approvals or consents required under any applicable laws, regulations or governmental authority, the requirements of any exchange on which DB Shares are traded and any policy adopted by the Compliance Department.
4.7 Surrender of Award: A Participant may surrender an Award, other than an Upfront

Award, in whole or in part no later than 60 days before the first Vesting Date of the Award. An Upfront Award may be surrendered in whole or in part no later than 30 days after the Award Date. Any Award surrendered shall be deemed never to have been made.
5. Impact of termination of employment
5.1 Termination resulting in continued Vesting: Subject to the provisions of Rule 5.4 (which apply to Retention Awards in certain circumstances), an Award will not be forfeited by reason of the Participant ceasing to be a DB Employee and will, if not Vested, continue to Vest in accordance with the Award Statement (subject to these Rules, in particular the automatic forfeiture provisions of Rule 6) and will remain subject to any applicable Retention Period, if the Participant ceases to be a DB Employee for one of the following reasons:
a)	termination by a DB Group Company without Cause;

b)	redundancy;

c)	Agreed Termination;

d)	the Participant ceases to be employed as a DB Employee due to the sale or transfer outside of the DB Group of the DB business or Division in which the Participant worked but excluding a sale or transfer by which Deutsche Bank is merged or consolidated or transfers or sells substantially all of its assets; or

e)	in relation to Annual Awards only, Retirement, Career Retirement or Public Service Retirement.
5.2 Termination upon death or Total Disability: If a Participant ceases to be a DB Employee due to death or Total Disability (documented to the reasonable satisfaction of the Plan Administrator), an Award which is not subject to a Retention Period or a Performance Condition will Vest in full as soon as practicable after the date of Total Disability or death, to the extent not previously Vested (Accelerated Vesting).
Where an Award is subject to a Retention Period or a Performance Condition it will, if not Vested, continue to Vest in accordance with the Award Statement and these Plan Rules, and will remain subject to the applicable Retention Period and the applicable Performance Condition.
Where a Vested Award is subject to a Retention Period, it will remain subject to the applicable Retention Period.
5.3 Termination resulting in forfeiture: A Participant shall automatically forfeit Awards without any claim for compensation by the Participant or any Representative in the following circumstances:
a)	Awards which have not been Delivered shall be automatically forfeited if, at any time prior to Delivery, the Participant ceases to be a DB Employee by reason of termination for Cause by any DB Group Company; or

b)	Awards that have not Vested shall be automatically forfeited without any claim for compensation if, at any time prior to the Vesting Date, the Participant resigns, gives notice of their termination of, or voluntarily terminates, their employment as a DB Employee for any reason, provided however, that Retirement, Career Retirement or Public Service Retirement shall not cause an automatic forfeiture of Annual Awards; or

c)	Annual Awards that have not Vested shall be automatically forfeited without any claim for compensation if, following Public Service Retirement, the Participant ceases to be a Public Service Employee at any time prior to the Vesting Date in circumstances such that, had the Participant remained a DB Employee until the time of termination as a Public Service Employee, the circumstances would have resulted in the forfeiture of those Awards.
5.4 Effect of termination on Retention Awards in certain circumstances: If the Participant’s employment as a DB Employee terminates for one of the reasons set forth in Rule 5.1(a) — (d), a portion of any Retention Award held by that Participant which has not Vested at the date of termination will continue to Vest in accordance with the provisions of Rule 5.1. The portion of the Award which will continue to Vest will be the portion of the Award which has not Vested multiplied by Months Worked since the Award Date, divided by the number of calendar months in the Vesting Period. This calculation shall be done on a Tranche by Tranche basis where the Award is divided into Tranches. The remaining portion of the Retention Award will be forfeited upon termination.
6. Automatic forfeiture
6.1 General forfeiture: During or following employment as a DB Employee, including in connection with or following any form of termination identified in Rules 5.1 or 5.2, a Participant shall automatically forfeit any Awards that have not Vested, without any claim for compensation by the Participant or any Representative if any of the following events or activities occurs at any time prior to the Vesting Date for that Award:
a)	the Participant directly or indirectly solicits or entices away, or endeavours to solicit or entice away any individual person who is employed or engaged by any DB Group Company and, if following the termination of the Participant’s employment as a DB Employee, with whom the Participant has had business dealings during the course of their employment in the 12 months immediately prior to the termination date;

b)	the Participant solicits, directly or indirectly, any company or entity who was a customer or client of any DB Group Company and, if following the termination of the Participant’s employment as a DB Employee, with whom the Participant has had business dealings during the course of their employment in the 12 months immediately prior to the termination date in order to provide (directly or indirectly) to such company or individual services similar to, competitive with, or intended to replace or serve as an alternative to, any or all of the services provided to such company or individual by any DB Group Company;

c)	the Participant directly or indirectly obtains, uses, discloses or disseminates Proprietary Information to any other company, individual or entity or otherwise employs Proprietary Information, except as specifically required in the proper performance of the Participant’s duties for any DB Group Company;

d)	the Participant acts in a manner that is prejudicial to the reputation of the DB Group or any DB Group Company;

e)	the Participant or any Representative is responsible for any act or omission that breaches the terms of any agreement into which the Participant has entered with any DB Group Company, including any settlement or separation agreement or compromise agreement;

f)	the Participant fails to provide details of a valid brokerage or custodial account, in accordance with Rule 7.5;

g)	the Participant fails to provide, if asked, Proof of Certification, in accordance with Rule 7.7;

h)	during the Participant’s employment as a DB Employee the Participant is responsible for acts or omissions which, whether known or not by any DB Group Company or any other officer or employee of any DB Group Company, would give rise to a right on the part of any DB Group Company to terminate the Participant’s employment for Cause;

i)	following Retirement, Career Retirement or Public Service Retirement, the Participant provides, either directly or indirectly, on their own behalf or in the service of or on behalf of others, as an officer, employee, consultant, partner, independent contractor, or in a fiduciary or any other capacity, whether remunerated or not, services similar to, related to, competitive with, or intended to replace or serve as an alternative to, any or all of the services provided by the Participant or the Participant’s employing business Division during the Participant’s employment as a DB Employee; or

j)	the Participant engages in any conduct that:
i)	breaches any applicable DB Group policy or procedure regarding: general accounting; application of accounting methodologies; approvals procedures; regulatory procedures or rules; or any other financial, or compliance matters (in each case of which the Participant knew or it would be reasonable to expect the Participant to have known); or

ii)	breaches any applicable laws or regulations imposed other than by the DB Group or any DB Group Company, which, if the relevant conduct is discovered after the Participant has ceased to be a DB Employee, relates to a matter involving their duties as a DB

Employee during the course of their employment and which, in each case of such conduct, is the subject of an internal investigation by a DB Group Company or of an investigation by a regulatory or law enforcement body and which results in disciplinary measures or sanctions against the Participant or a DB Group Company or would have resulted in such measures or sanctions if the Participant had not ceased to be a DB Employee. If any such investigation is commenced, or is proposed to be commenced, no Award held by the relevant Participant shall Vest until after such investigation has concluded and a determination has been made that forfeiture is not warranted.
7. Award Settlement
7.1 Lapse of forfeiture provisions: All restrictions on an Award, other than the restrictions in Rules 4.5(c), 4.5(d), 4.5(e) and 5.3(a), will automatically terminate on the Vesting Date, provided the Award has not been forfeited. A Vested Award will remain subject to the restrictions in Rules 4.5(c), 4.5(d), 4.5(e) and 5.3(a) as applicable in accordance with those provisions.
7.2 Time and manner of settlement of an Award not subject to a Retention Period: Subject to this Rule 7, Delivery of a Vested Award or Tranche which is not subject to a Retention Period may be spread over up to ten business days, or such other number of days as determined by the Committee in its sole discretion, from and including the Vesting Date (or, if later, the date on which it is determined the extent to which the Performance Condition has been met), by way of (each a “distribution”):
a)	the transfer (whether by a DB Group Company or a third party entity) of one DB Share for each Notional DB Share on or after the Vesting Date either to the Nominee to hold on trust absolutely for the Participant before onward transfer to an approved account established by the Participant or directly into such account (in both cases, subject to the withholding provisions in Rule 7.6);

b)	if the operation of the Plan means that a Participant would be entitled to receive a fraction of one DB Share, that fraction will be settled in the manner the Plan Administrator in its sole discretion sees fit, including, but not limited to: (i) making a cash payment to the Participant equal to the cash value of the fraction of one DB Share; or (ii) offsetting the cash value of the fraction of one DB Share against an obligation or liability of the Participant under this Plan; or

c)	in the case of any changes to legislation including exchange control or regulatory treatment of any DB Group Company or any present or future Participant, arising in relation to any Award following the Award Date, the Committee may decide that DB Shares will not be transferred in accordance with Rule 7.2(a), but instead a cash payment will be made to the Participant through local payroll (instead of receiving DB Shares), calculated as set out below.
For the purposes of Rule 7.2(c), the cash amount or value will be based on a price per share for each Notional DB Share equal to either the average Volume-Weighted Average Price or the average Closing Price per DB Share for the period of the first ten trading days of the month in which the Vesting Date occurs (or such other number of days as the Committee may determine in its sole discretion or as may be required in a particular location for regulatory or tax reasons) and converted using a foreign exchange rate reported on Bloomberg at close over the same period as the period in which the average Volume-Weighted Average Price or the average Closing Price per DB Share, as applicable, is determined, or such other foreign exchange rate that the Committee or Plan Administrator deems appropriate.
Notwithstanding any of the above, no Delivery, distribution or payment shall be made to any Participant in respect of any Award or Tranche for which the applicable Performance Condition has not been met.
7.3 Time and manner of settlement of an Award subject to a Retention Period: Subject to this Rule 7, settlement of an Award or Tranche which is subject to a Retention Period will take place as soon as practicable on or after the Release Date. Delivery of the Vested Award or Tranche may be spread over up to ten business days, or such other number of days as determined by the Committee in its sole discretion, from and including the Release Date (or, if later, the date on which it is determined the extent to which the Performance Condition has been met), by way of (each a “distribution”):
a)	the transfer (whether by a DB Group Company or a third party entity) of one DB Share for each Notional DB Share on or after the Release Date either to the Nominee to hold on trust absolutely for the Participant before onward transfer to an approved account established by the Participant or directly into such account (in both cases, subject to the withholding provisions in Rule 7.6);

b)	if the operation of the Plan means that a Participant would be entitled to receive a fraction of one DB Share, that fraction will be settled in the manner the Plan Administrator in its sole discretion sees fit, including, but not limited to: (i) making a cash payment to the Participant equal to the cash value of the fraction of one DB Share; or (ii) offsetting the cash value of the fraction of one DB Share against an obligation or liability of the Participant under this Plan; or

c)	in the case of any changes to legislation including exchange control or regulatory treatment of any DB Group Company or any present or future Participant, arising in relation to any Award following the Award Date, the Committee may decide that DB Shares will not be transferred in accordance with Rule 7.3(a), but instead a cash payment will be made to the Participant through local payroll (instead of receiving DB Shares), calculated as set out below.
For the purposes of Rule 7.3(c), the cash amount or value will be based on a price per share for each Notional DB Share equal to either the average Volume-Weighted Average Price or the average Closing Price per DB Share for the period of the first ten trading days of the month in which the Release Date occurs (or such other number of days as the Committee may determine in its sole discretion or as may be required in a particular location for regulatory or tax reasons) and converted using a foreign exchange rate reported on Bloomberg at close over the same period as the period in which the average Volume-Weighted Average Price or the average Closing Price per DB Share, as applicable, is determined, or such other foreign exchange rate that the Committee or Plan Administrator deems appropriate.
Notwithstanding any of the above, no Delivery, distribution or payment shall be made to any Participant in relation to an Award subject to a Retention Period:
i)	prior to the Release Date; or

ii)	in respect of any Award or Tranche for which the applicable Performance Condition has not been met.
7.4 Payment: Any cash payment made in connection with Rule 7.2 or Rule 7.3 will be made within a reasonable number of days but, in any event, no longer than 70 days following the Vesting Date or Release Date, as applicable (or, if later, the date on which it has been determined the extent to which any applicable Performance Condition has been met), subject to local payroll cycles and procedures. Any payment may be made and/or reported through the Participant’s employer, regardless of any adverse tax consequences this may cause to the Participant.
7.5 Custody/brokerage account: The Participant or any Representative must provide to the Plan Administrator, before the Vesting Date or such other date as identified by the Plan Administrator, details of a valid DB Group or E*Trade brokerage or custody account to which any payment to the Participant in the form of DB Shares or other securities is to be made, in a form satisfactory to the Plan Administrator.
7.6 Tax and social security withholding: The Plan Administrator or any DB Group Company may withhold such amount and make such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of Awards. A distribution into a Participant’s custody account shall be net of any applicable taxes and social security requirements. Depending on the Participant’s individual circumstances, if a Participant changes locations between the Award Date and settlement, any distribution to that Participant may become subject to multiple withholding taxes or double taxation. The Plan Administrator or Nominee may sell or reduce an appropriate portion of the DB Shares or other assets otherwise distributable to the Participant (or their Representative or such other person to whom the distribution is made) and withhold sufficient sale proceeds to satisfy the withholding liability.

The Participant (or their Representative, if applicable) is responsible for reporting the receipt of income or the proceeds of any sale as a result of the operation of this Rule 7.6 or otherwise to the appropriate tax authority (except where any DB Group Company is legally obliged to account for such reporting).
No DB Group Company takes any responsibility (except where legally required) as to the taxation or social security consequences of the Participant participating in the Plan and a Participant should therefore seek their own independent tax and social security advice.
7.7 Proof of Certification: If the Plan Administrator requests any Proof of Certification, the Participant must provide such Proof of Certification in a form satisfactory to the Plan Administrator within 30 days of the request (including Proof of Certification sufficient to determine the circumstances in which the Participant ceases to be a DB Employee).
7.8 Notification of events: The Participant must notify the Plan Administrator of any events which may result in the forfeiture of the Award or any part of it prior to any Delivery Date. Furthermore, the Participant agrees that he shall be deemed to warrant and undertake to the Plan Administrator and each DB Group Company on each Delivery Date that he has not acted in any way giving rise to forfeiture pursuant to these Plan Rules at any time prior to the relevant Delivery Date.
If, contrary to Rule 6, the Participant derives any benefit, following the Vesting Date or the Release Date, as applicable, to which he is not entitled then the Plan Administrator (or any relevant DB Group Company) shall be entitled to a full recovery of all benefits derived by the Participant wrongly in breach of the warranty and undertaking and/or contrary to Rule 6. This shall be without prejudice to any other rights which any DB Group Company may have arising out of the act or omission giving rise to forfeiture.
8. Participant confidentiality
In accordance with applicable law the Participant shall maintain their participation in the Plan in confidence both within and outside the DB Group, and shall not disclose the provisions of the Plan or the amount of any Award made to the Participant under the Plan to any person or entity, except the Participant’s spouse or partner or their legal, tax and/or financial adviser or to the extent legally required to do so, without the prior written authorisation of the Plan Administrator.
9. Transfer and assignment
Except in accordance with Rule 4.5(c), an Award, including a Vested Award, is not transferable or assignable by the Participant.
Notwithstanding this, any DB Group Company shall have the right to assign its contractual rights and/or obligations under this Plan in full or in part to any other DB Group Company at its sole discretion without consent of the Participant.
10. Change of Control
10.1 Effect of Change of Control on Annual, New Hire and Retention Awards: Except as may otherwise be specified in a Participant’s Award Statement, on or before the occurrence of a Change of Control, the Committee shall have the discretion to determine whether none, some or all of the outstanding Awards will Vest (and the extent to which any Performance Conditions applicable to those Awards shall be treated as satisfied) and/or be settled as a result of the Change of Control, to the extent not already Vested.
10.2 Effect of Change of Control on Vested Awards subject to a Retention Period: Except as may otherwise be specified in a Participant’s Award Statement, on or before the occurrence of a Change of Control, the Committee shall have the discretion to determine whether a Vested Award which is subject to a Retention Period will be settled earlier than the Release Date as a result of the Change of Control.
11. Changes in capitalisation
If any change affects DB Shares on account of a merger, reorganisation, rights issue, extraordinary stock dividend, stock split or similar changes which the Committee reasonably determines justifies adjustments to Awards, the Plan Administrator shall make such appropriate adjustments as are determined by the Committee to be necessary or appropriate to prevent enlargement or dilution of rights.

12. Committee’s decisions
12.1 General: The Committee will have full discretionary power to interpret and enforce the provisions of this Plan and to adopt such regulations for administering the Plan as it decides are necessary. All decisions made by the Committee pursuant to the Plan are final, conclusive and binding on all persons, including the Participants and any DB Group Company.
12.2 Forfeiture and Vesting: The Committee shall have sole discretion, acting reasonably, to determine whether or not any of the events or activities set forth in Rule 5 and/or Rule 6 has occurred.
13. Amendment or termination of the Plan
13.1 Termination of Plan: The Committee may terminate the Plan at any time in its sole discretion. Termination of the Plan (as opposed to amendment of the Plan) would be without prejudice to the subsisting rights of Participants.
13.2 Amendment of Plan: The Committee may at any time amend, alter or add to all or any of the provisions of the Plan in any respect in its sole discretion, provided that the Committee cannot materially adversely affect a Participant’s existing Award without their prior written consent. For the avoidance of doubt, no oral representation or statement made by any third party, including any manager, officer, or director of any DB Group Company as to the interpretation, application or operation of this Plan or any Awards under it either generally or to any specific set of circumstances shall bind any DB Group Company unless it is confirmed in writing by the Plan Administrator or Group Compensation Review Committee.
13.3 Termination of Awards: The Committee may, in its sole discretion, decide at any time to replace an Award with an award of other assets (including cash) or to take such other steps as necessary or appropriate to prevent enlargement or dilution of rights.
14. General
14.1 No guarantee of benefits:
a)	The granting of an Award is at the sole discretion of the Committee (or other persons the Committee permits to make Awards under Rule 4.2). The Committee is not obligated to make any Award, or permit any Award to be made, in the future or to allow DB Employees to participate in any future or other compensation plan even if an Award has been awarded in one or more previous years.

b)	Nothing in these Plan Rules shall be construed as an obligation or a guarantee by any DB Group Company, the Committee or the Plan Administrator with respect to the future value of an Award.

c)	Nothing contained in these Plan Rules shall constitute a guarantee by any DB Group Company that the assets of the DB Group will be sufficient to pay any benefit or obligation hereunder. No Participant or any Representative shall have any right to receive a benefit under the Plan except in accordance with the terms of these Plan Rules.

d)	An Award and resulting distribution shall not (except as may be required by taxation law or other applicable law) form part of the emoluments of individuals or count as wages or remuneration for pension or other purposes.

e)	Any Participant who ceases to be a DB Employee as a result of the termination of their employment for any reason whatsoever, whether lawfully or unlawfully, shall not be entitled and shall be deemed irrevocably to have waived any entitlement by way of damages for breach of contract, or by way of compensation for loss of office or employment or otherwise to any sum, shares or other benefits to compensate the Participant for the loss or diminution in value of any actual or prospective rights, benefits or any expectations in relation to any Award, the Plan or any instrument executed pursuant to it.
14.2 No enlargement of Participant rights: The establishment of the Plan and the making of the Award thereunder is entirely at the discretion of the Committee, shall not be construed as an employment agreement and shall not give any Participant the right to be retained as a DB Employee or to otherwise impede the ability of any DB Group Company to terminate the Participant’s employment. No communications concerning the Award shall be construed as forming part of a Participant’s terms and conditions of employment or any employment agreement with any DB Group Company.
14.3 Corporate successors: The Plan shall not be automatically terminated by a transfer or sale of the whole or substantially the whole of the assets of Deutsche Bank AG, or by its merger or consolidation into or with any other corporation or other entity, but the Plan or an equivalent equity incentive plan shall be continued after such sale, merger or consolidation subject to the agreement of the transferee, purchaser or successor entity. In the event that the Plan is not continued by the transferee, purchaser or successor entity, the Plan shall terminate subject to the provisions of the Plan, including Rule 7 and Rule 13, and the Participant or any Representative shall have no further claim for compensation arising out of any such termination of the Plan.
14.4 Severability: The invalidity or non-enforceability of any one or more provisions of these Rules shall not affect the validity or enforceability of any other provision of these Rules, which shall remain in full force and effect.
14.5 Limitations on liability: Notwithstanding anything to the contrary in these Rules, neither any DB Group Company, the Plan Administrator, nor any individual acting as an employee, agent or officer of any DB Group Company or the Plan Administrator, shall be liable to any Participant, former employee or any Representative for any claim, loss, liability or expense incurred in connection with the Plan.
14.6 Claims by Participants: Any claim or action of any kind by a Participant or Representative with respect to benefits under the Plan or these Plan Rules, including any arbitration or litigation filed in a court of law, must be brought within one year from the date that settlement of a Participant’s Award was made or would have been made had such Award not been forfeited pursuant to these Rules, unless such a time restriction is barred or limited, or a different time restriction is imposed, by law in the jurisdiction in which the Participant is employed or was resident at the Release Date or, if no Release Date is specified in the Award Statement, the Vesting Date, in which case the limitation provided by such local law will apply (notwithstanding Rule 17).
14.7 No trust or fund created: Neither the Plan nor any agreement made hereunder shall create or be construed as creating a trust or separate fund of any kind or a fiduciary relationship between any DB Group Company and the Participants or any Representative. To the extent that any Representative acquired a right to receive payments from any DB Group Company pursuant to a grant under the Plan, such right shall be no greater than the right of any unsecured general creditor of that DB Group Company.
14.8 Data Protection: Any DB Group Company may collect and process various data that is personal to Participants (for example, taxpayer and social security identification numbers) for the purposes of administering the Plan, compliance with any requirement of law or regulation, and the prevention or investigation of crimes and malpractice. A DB Group Company may disclose this data to its affiliates or service providers (including the Plan Administrator) in connection with the administration of the Plan. Some data processing may be done outside the European Economic Area (“EEA”) where laws and practices relating to the protection of personal data may be weaker than those within the EEA, including in the United States of America, but wherever practicable the DB Group will take steps to ensure that Participants’ personal information is adequately protected. In certain circumstances courts, law enforcement agencies or regulatory agencies within or outside the EEA may be entitled to access the data. Details of Participants’ rights concerning data, which may include rights of access to their information and correction of inaccurate information, can be obtained from the local Data Protection Officers of the DB Group.
15. Entire understanding
These Plan Rules together with the Award Statement set forth the entire understanding of the parties with respect to the Award described on the Award Statement. Any agreement, arrangement or communication, whether oral or written, pertaining to the Award described in the Award Statement is hereby superseded and the foregoing Award shall be subject to the provisions of these Plan Rules. To the extent that there is any inconsistency between these Rules and the Award Statement or other communications, these Plan Rules shall prevail.

16. Notices
16.1 Form of notices: All notices or other communications with respect to these Plan Rules shall be in writing and be delivered in person, by email, by facsimile transmission, or by registered mail (return receipt requested, postage prepaid). Notices or communications to the Plan Administrator or any DB Group Company shall be sent to the following address (or such other address for the Plan Administrator or any DB Group Company as shall be notified to the Participant):
Plan Administrator (or DB Group Company)
HR Reward
c/o DB Group Services (UK)Limited
1 Great Winchester Street
London EC2N 2DB, United Kingdom
16.2 When notices take effect: Notices or other communications shall take effect:
a) if delivered by hand, upon delivery;
b) if posted, upon delivery, or, in relation to communications sent to a Participant by first class registered post, 10.00 a.m. on the second day after posting if earlier; and
c) if sent by facsimile or email, when a complete and legible copy of the relevant communication, whether that sent by facsimile or email (as the case may be) or a hard copy sent by post or delivered by hand, has been received at the appropriate address.
17. Applicable law and arbitration
Interpretation of these Plan Rules shall be governed by and construed in accordance with the laws of England and Wales to the exclusion of the rules on the conflict of laws. All disputes arising out of or in connection with this Award shall be subject to the exclusive jurisdiction of the courts of England and Wales.
The effective date of this document is 01 February 2011.
As of this date, these Plan Rules apply to all awards granted under this Plan until Plan Rules are issued with a later effective date which will supersede and replace these Plan Rules.

Schedule 1: Deutsche Bank Cash Plan
This schedule (“Schedule 1”) contains the rules of the Deutsche Bank Cash Plan and is usually applicable to employees in Argentina, Brazil, Canada, Chile, China, Denmark, Greece, Israel, Russia, Saudi Arabia, South Africa, Turkey, Ukraine and Vietnam. The rules of the Deutsche Bank Equity Plan apply to Awards granted under the Deutsche Bank Cash Plan, and such rules are incorporated herein, except as amended by this Schedule 1.
If this Deutsche Bank Cash Plan is used to make an Award to a Participant who is subject to federal taxation in the United States of America, then references above to the Deutsche Bank Equity Plan shall be to that plan as amended by Schedule 2. If this Deutsche Bank Cash Plan is used to make an Award to a Participant who is employed by a Russian employing company of the DB Group, then references above to the Deutsche Bank Equity Plan shall be to that plan as amended by Schedule 4. If this Deutsche Bank Cash Plan is used to make an Award to a Participant who is subject to taxation in Canada, then the references above to the Deutsche Bank Equity Plan shall be to that plan as amended by Schedule 5.
1. Definitions
The definition of “Award” in Rule 2.1 is replaced with the following definition:
“Award” means an award of a contingent right to receive an amount of cash calculated in accordance with this Plan and may be an Annual Award, New Hire Award, Retention Award, or Upfront Award.
The definition of “Plan” in Rule 2.1 is replaced with the following definition:
“Plan” means the Deutsche Bank Cash Plan as governed by the Plan Rules, except as amended by this Schedule 1.
2. Award
Rule 4.1 is replaced with the following:
4.1 General: An Award represents a contingent right, subject to the terms and conditions in the Plan Rules as amended by this Schedule 1, to receive a cash payment following the Vesting Date or, in the case of Awards which are subject to a Retention Period, following the Release Date, equal to the value of the Notional DB Shares (calculated pursuant to Rule 7, as amended by this Schedule 1). An Award will not give a Participant any right to DB Shares.
3. Award Settlement
3.1 Rules 7.1 to 7.3 are replaced with the following:
7.1 Lapse of forfeiture provisions: All restrictions on an Award, other than the restrictions in Rules 4.5(c), 4.5(d), 4.5(e) and 5.3(a), will automatically terminate on the Vesting Date, provided the Award has not been forfeited. A Vested Award will remain subject to the restrictions in Rules 4.5(c), 4.5(d), 4.5(e) and 5.3(a) as applicable in accordance with those provisions.
7.2 Time and manner of settlement of an Award not subject to a Retention Period: Subject to this Rule 7, as soon as administratively practicable following the Vesting Date but, in any event, no longer than 70 days after the Vesting Date (or, if later, the date on which it is determined the extent to which any applicable Performance Condition has been met), a Vested Award or Tranche which is not subject to a Retention Period shall be settled by way of a cash payment to the Participant via local payroll (a “distribution”), of an amount based on a price per share for each Notional DB Share equal to either the average Volume-Weighted Average Price or the average Closing Price per DB Share for the period of the first ten trading days of the month in which the Vesting Date occurs (or such other number of days as the Committee may determine in its sole discretion or as may be required in a particular location for regulatory or tax reasons) and converted using a foreign exchange rate reported on Bloomberg at close on the Vesting Date, or such other foreign exchange rate that the Committee or Plan Administrator deems appropriate.
Notwithstanding the above, no distribution shall be made to any Participant in respect of any Award or Tranche for which the applicable Performance Condition has not been met.
7.3 Time and manner of settlement of an Award subject to a Retention Period: Subject to this Rule

7, as soon as administratively practicable following the Release Date but, in any event, no longer than 70 days after the Release Date (or, if later, the date on which it is determined the extent to which any applicable Performance Condition has been met), a Vested Award or Tranche which is subject to a Retention Period shall be settled by way of a cash payment to the Participant via local payroll (a “distribution”), of an amount based on a price per share for each Notional DB Share equal to either the average Volume-Weighted Average Price or the average Closing Price per DB Share for the period of the first ten trading days of the month in which the Release Date occurs (or such other number of days as the Committee may determine in its sole discretion or as may be required in a particular location for regulatory or tax reasons) and converted using a foreign exchange rate reported on Bloomberg at close on the Release Date, or such other foreign exchange rate that the Committee or Plan Administrator deems appropriate.
Notwithstanding the above, no distribution shall be made to any Participant in relation to an Award subject to a Retention Period:
i)	prior to the Release Date; or
ii)	in respect of any Award or Tranche for which the applicable Performance Condition has not been met.
3.2 Rule 7.4 is replaced with the following:
7.4 Payment: Any payment is subject to local payroll cycles and procedures and may be made and/or reported through the Participant’s employer, regardless of any adverse tax consequences this may cause to the Participant.
3.3 Rule 7.5 is replaced with the following:
7.5 Bank Account: All cash payments will be made via payroll to the Participant’s last known bank account (or such other bank account notified to the Plan Administrator by the Participant).
3.4 Rule 7.6 shall be interpreted as following:
The reference in Rule 7.6 to a Participant’s custody account shall be interpreted as a reference to a Participant’s bank account.

Schedule 2: United States of America Taxpayers
This schedule (“Schedule 2”) modifies the provisions of the Deutsche Bank Equity Plan, as amended from time to time (the “Plan”) with respect to Awards in relation to which the Participant is subject to federal taxation in the United States of America under the provisions of Section 409A and/or Section 457A (or may in the absence of the provisions of this Schedule 2 be subject to taxation under either of those provisions). The provisions of this Schedule 2 apply automatically to those Awards (whether applicable at the Award Date or not) and supersede any contrary provisions contained in the Plan or any Award Statement issued thereunder in relation to the respective Participants.
Any capitalized terms contained but not defined in this Schedule 2 shall have the meaning provided in the Plan.
These modifications are made to the Plan with the intent that the Plan be compliant with Section 409A and Section 457A, as applicable:
1. Definitions
The following definitions are added to Rule 2.1 of the Plan:
“Disability” means the Participant being prevented by accidental bodily injury or illness from performing the majority of their assigned duties as determined in accordance with applicable DB Group policy as certified by the Committee, in its sole discretion.
“Qualifying Plan Termination” means a termination of the Plan pursuant to which acceleration of the time and form of payment or distribution is permitted under Section 409A.
“Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any regulations promulgated or U.S. Treasury Department or U.S. Internal Revenue Service guidance issued thereunder, as may be in effect from time to time.
“Section 457A” means Section 457A of the U.S. Internal Revenue Code of 1986, as amended, and any regulations promulgated or U.S. Treasury Department or U.S. Internal Revenue Service guidance issued thereunder, as may be in effect from time to time.
“Section 457A Impacted Award” means an Award to a Participant under a nonqualified deferred compensation plan of a nonqualified entity (as those terms are defined in Section 457A), which the Committee or the Plan Administrator determines is subject to taxation under Section 457A or would, in the absence of the application of the provisions of this Schedule 2, be subject to taxation under Section 457A.
The definition of “Delivery” in Rule 2.1 is replaced with the following provision:
“Delivery” means DB Shares forming all or part of an Award becoming held by the Nominee (on trust absolutely for the Participant or their Representative) or, if earlier, being transferred into the Participant’s (or their Representative’s) custody account or other designated custody account in the name of the Participant (or their Representative). “Delivery Date” and “Delivered” shall be construed accordingly.
The definition of “Retirement” in Rule 2.1 is replaced with the following provision:
“Retirement” means, for the purposes of the Plan (and except as otherwise provided in the Award Statement), the actual date of retirement by a Participant, on or after age 65, or retirement as a result of a Total Disability.
The definition of “Total Disability” in Rule 2.1 is replaced with the following provision:
“Total Disability” means either (a) a medically determinable physical or mental impairment (i) that can be expected to either (1) result in death or (2) last for a continuous period of not less than 12 months and (ii) as a result of which the Participant either (1) becomes unable to engage in any substantial gainful activity or (2) receives income replacement benefits for a period of not less than 6 months under a long-term disability plan covering DB Employees; or (b) the Participant is deemed Totally Disabled and eligible to receive disability benefits from the US Social Security Administration.
2. Administration
The following Rule 3.2 is added to Rule 3 of the Plan:
3.2 Section 409A: The Plan and any Award Statement are intended to comply with Section 409A and shall be interpreted, operated and administered accordingly; provided, that, for purposes of the foregoing, references to a term or event (including any authority or right of any DB Group Company or a Participant) being “permitted” under Section 409A shall mean that the term or event will not cause the Award to be subject to taxation under Section 409A.
3. Impact of termination of employment
The following Rule 5.1(f) is added to Rule 5.1 of the Plan:
f) a Disability other than a Total Disability.

The following new paragraph is added to the end of Rule 5.1:
Notwithstanding the provisions of Rule 17 of the Plan, the provisions of Rule 5.1(e) as they relate to Section 457A Impacted Awards shall not apply to any such Awards granted prior to 01 February 2011, and instead the provisions of Rule 5.1(e) as in effect prior to 01 February 2011 shall continue to apply to those Awards.
Rule 5.2 is hereby replaced with the following:
5.2 Termination upon death or Total Disability: If a Participant ceases to be a DB Employee due to death or Total Disability (documented to the reasonable satisfaction of the Plan Administrator), an Award which is not subject to a Retention Period or a Performance Condition will Vest in full as soon as practicable after the date of Total Disability or death, to the extent not previously Vested (Accelerated Vesting). Where the Vesting of a Section 457A Impacted Award is accelerated under this Rule 5.2, Rule 7.10 shall apply.
Where an Award is subject to a Retention Period or a Performance Condition it will, if not Vested, continue to Vest in accordance with the Award Statement and these Plan Rules, and will remain subject to the applicable Retention Period and the applicable Performance Condition.
Where a Vested Award is subject to a Retention Period, it will remain subject to the applicable Retention Period.
Notwithstanding anything to the contrary in this Schedule 2, the Plan or any Award Statement, the time of any payment or distribution may be accelerated as a result of a Participant suffering an “unforeseeable emergency”, as set forth in and in accordance with Section 409A.
Notwithstanding anything to the contrary in the Plan or any Award Statement, neither the Committee nor the Plan Administrator shall have the discretion to accelerate the distribution of an Award except as expressly provided in this Schedule 2.
After Rule 5.4 a new Rule 5.5 will be inserted as follows:
5.5 Accelerated Vesting for Section 457A Impacted Awards not subject to a Retention Period or a Performance Condition:
a) In the event that a Participant ceases to be a DB Employee for the reason set out in any of Rule 5.1(a) to (d), Public Service Retirement described in Rule 5.1(e), or Rule 5.1(f), and, immediately prior to the cessation, the Participant holds one or more Section 457A Impacted Awards which are not subject to a Retention Period or a Performance Condition, then any such Section 457A Impacted Award will Vest on the day the Participant ceases to be a DB Employee and no Delivery nor any payment in settlement of the Award shall in any event be later than the fifteenth day of the third calendar month following the end of the calendar year in which the Participant ceased to be a DB Employee.
b) The Vesting Date of a Section 457A Impacted Award which is not subject to a Retention Period or a Performance Condition will be not later than the earliest date on or after the Award Date on which the cessation of a Participant’s employment as a DB Employee could be treated as Retirement or Career Retirement and no Delivery nor any payment in settlement of the Award shall in any event be later than the fifteenth day of the third calendar month following the end of the calendar year in which the cessation of the Participant’s employment could be treated as Retirement or Career Retirement.
c) Where the Vesting of a Section 457A Impacted Award is accelerated under this Rule 5.5, Rule 7.10 shall apply.
d) The foregoing provisions of this Rule 5.5 relating to the time of Delivery or settlement of a Section 457A Impacted Award which is not subject to a Retention Period or a Performance Condition shall supersede any contrary provision of the Rules relating to the time of relevant Delivery or settlement.
4. Automatic Forfeiture
The following new paragraph is added to the end of Rule 6.1:
Notwithstanding anything to the contrary in this Schedule 2, the Plan or any Award Statement, where the Vesting of a Section 457A Impacted Award is accelerated under Rules 5.2 or 5.5, the general forfeiture provisions in this Rule 6.1 will continue to apply to such Award until the Delivery Date or, where the Award is Delivered to and held in a designated custody account in the name of the Participant under Rule 7.10, the date or dates on which the Award or Tranche would have Vested had not the Vesting of the Award been accelerated.
5. Award Settlement
The last paragraph of Rule 7.2 is replaced with the following:
Notwithstanding any of the above, but subject to Rule 7.9, no distribution or payment shall be made to any Participant in respect of any Award or Tranche for which the applicable Performance Condition has not been met.
The last paragraph of Rule 7.3 is replaced with the following:

Notwithstanding any of the above, but subject to Rule 7.9, no distribution or payment shall be made to any Participant in relation to an Award subject to a Retention Period:
i) prior to the Release Date; or
ii) in respect of any Award or Tranche for which the applicable Performance Condition has not been met.
Add the following new Rule 7.9:
7.9 Distribution Deadline: Notwithstanding anything to the contrary in this Schedule 2, the Plan or any Award Statement, any payment or distribution due hereunder or thereunder with respect to a Section 457A Impacted Award shall be made on a date no later than the fifteenth day of the third calendar month following the calendar year in which the Vesting Date (or, with respect to Upfront Awards, the Award Date) associated with such payment occurs.
Notwithstanding anything to the contrary in this Schedule 2, the Plan or any Award Statement, any payment or distribution due hereunder or thereunder with respect to an Award that is not a Section 457A Impacted Award shall be made on a date no later than (i) the end of the calendar year in which the Vesting Date occurs or (ii) if later, the fifteenth day of the third calendar month following such Vesting Date.
Add the following new Rule 7.10:
7.10 Holding of DB Shares following settlement: Unless the Committee determines otherwise in its sole discretion, where the Vesting of a Section 457A Impacted Award is accelerated under Rules 5.2 or 5.5, the DB Shares subject to such Award shall, after the application of the withholding provisions in Rule 7.6, be Delivered to or, following Delivery, transferred to a designated custody account in the name of the Participant and shall be held in such account subject to the restrictions in this Rule 7.10 until the date or dates on which the Award or Tranche would have Vested had the Vesting of the Award not been accelerated.
The Participant may not at any time while the DB Shares are held in such designated account (i) transfer, assign, sell, pledge or grant to any person or entity any rights in respect of the DB Shares so held, other than in the event of the death or Total Disability of the Participant; or (ii) enter into any transactions having the economic effect of hedging or otherwise offsetting the risk of price movements, or attempt to do so, with respect to all or part of such DB Shares. Unless the Plan Administrator or the Committee decides otherwise, any breach of this Rule 7.10 will result in the forfeiture by the Participant of the DB Shares without any claim for compensation by the Participant or any Representative.
No dividends shall be payable in respect of the DB Shares held in such designated account prior to the date or dates on which the Award or Tranche would have Vested had the Vesting of the Award not been accelerated.
6. Change of Control
Awards will Vest and be distributed as provided in the Plan; provided, that notwithstanding anything to the contrary in the Plan or any Award Statement:
Rule 10 will be replaced with the following:
10.1 Effect of Change of Control on Annual, New Hire and Retention Awards: Subject to Rule 10.3, in the event of a Change of Control prior to the Vesting Date, the Committee may determine in its sole discretion that all or a portion (including none) of the Participant’s unvested Award shall Vest or shall Vest at any time thereafter (and the extent to which any Performance Conditions applicable to those Awards shall be treated as satisfied, provided that Rule 6 shall in any case continue to apply), and any such portion of the Award that shall have Vested shall be distributed on the date on which it would have been distributed if the Change of Control had not occurred.
10.2 Effect of Change of Control on Vested Awards subject to a Retention Period: Subject to Rule 10.3, on or before the occurrence of a Change of Control, the Committee shall have the discretion to determine whether a Vested Section 457A Impacted Award which is subject to a Retention Period will be settled earlier than the Release Date as a result of the Change of Control. In no event shall a Vested Award that is not a Section 457A Impacted Award be settled any earlier than the Release Date as a result of a Change of Control.
10.3 Section 457A Impacted Awards: Where the Vesting Date of a Section 457A Impacted Award is accelerated under Rule 10.1 or where the Committee determines under Rule 10.2 that settlement of a Section 457A Impacted Award will occur earlier than the Release Date, then the Delivery or payment in settlement of the Award shall not in any event be later than the fifteenth day of the third calendar month following the end of the calendar year in which the accelerated Vesting Date occurred, or the Retention Period ceased to apply, as applicable.
7. Committee’s decisions
Rule 12.2 will be replaced with the following:
12.2 Forfeiture and Vesting: Subject to the requirements of Section 409A, the Committee shall have sole discretion, acting reasonably, to determine whether or not any of the events or activities set forth in Rule 5 and/or Rule 6 has occurred.

8. Amendment or Termination of the Plan
Awards will Vest and be distributed as provided in the Plan; provided, that notwithstanding anything to the contrary in the Plan or any Award Statement:
Rule 13 will be replaced with the following:
13.1 Termination of Plan: The Committee may terminate the Plan at any time at its sole discretion. In the event of a Qualifying Plan Termination prior to the Vesting Date, any outstanding Awards shall become fully Vested (and the Committee shall determine the extent to which any Performance Conditions shall be treated as satisfied) and shall be distributed to the Participant within a reasonable time following the date of such Qualifying Plan Termination and thereafter the Participant shall cease to have any rights under the Plan or with respect to any Award. In the event of a Plan termination other than a Qualifying Plan Termination prior to the Vesting Date, any outstanding Awards shall continue to Vest and be paid or distributed, if at all, on the date on which it would have otherwise Vested and been paid or distributed, if at all, if the Plan had not been terminated, and thereafter the Participant shall cease to have further rights under the Plan or with respect to any Award, provided, however, that such distribution may be accelerated by the Committee to the extent necessary to avoid adverse tax consequences under Section 409A and Section 457A.
13.2 Amendment of Plan: Subject to the requirements of Section 409A, the Committee may at any time amend, alter or add to all or any of the provisions of the Plan in any respect in its sole discretion, provided that the Committee cannot materially adversely affect a Participant’s existing Award without their prior written consent. For the avoidance of doubt no oral representation or statement made by any third party, including any manager, officer, or director of any DB Group Company as to the interpretation, application or operation of this Plan or any Awards under it either generally or to any specific set of circumstances shall bind any DB Group Company unless it is confirmed in writing by the Plan Administrator or Group Compensation Review Committee.
13.3 Termination of Awards: Subject to the requirements of Section 409A, Section 457A and the provisions of Rule 5.1, the Committee may, in its sole discretion, decide at any time to replace an Award with an award of other assets (including cash) or to take such other steps as necessary or appropriate to prevent enlargement or dilution of rights.
9. General
Rule 14.3 will be replaced with the following:
14.3 Corporate successors: The Plan shall not be automatically terminated by a transfer or sale of the whole or substantially the whole of the assets of Deutsche Bank AG, or by its merger or consolidation into or with any other corporation or other entity, but the Plan or an equivalent equity incentive plan shall be continued after such sale, merger or consolidation subject to the agreement of the transferee, purchaser or successor entity. In the event that the Plan is not continued by the transferee, purchaser or successor entity, the Plan shall, subject to and in accordance with the requirements of Section 409A, terminate subject to the provisions of the Plan, including Rule 7 and Rule 13, and the Participant or any Representative shall have no further claim for compensation arising out of any such termination of the Plan.

Schedule 3: Germany (English translation of German original)
Appendix to “Deutsche Bank Equity Plan”
for employees working in Germany (2011)
Special Terms for the DB Equity Plan in Germany:
The Plan Rules, available on the Global Compensation website http://hronlineservices.intranet.db.com/gcomp, are amended and where necessary adjusted to German specifications. All other provisions of the Plan Rules will remain in place for all participants as are.
Specification or Amendment of Rule 2 from the English DB Equity Plan Rules:
“Cause” means the termination of a Participant’s employment by any DB Group Company based on reasons related to the conduct of the Participant.
“Career Retirement” (only applicable for “Annual Awards”) means, in relation to Annual Awards only, voluntary termination of employment as a DB Employee by a Participant who has complete years of age plus number of complete years of service as a DB Employee equaling 60 or more (“Rule of 60”), provided however that the Participant must have five or more complete years of consecutive service (the “Consecutive Service Requirement”) as a DB Employee on or before the most recent date of termination of employment. If the Consecutive Service Requirement is satisfied, the number of complete years of service used to calculate the Rule of 60 may also include any period of employment as a DB Employee prior to a break in continuous service.
“Public Service Retirement׆ means, in relation to Annual Awards only, voluntary termination of employment as a DB Employee by a Participant to work exclusively in a bona fide charitable institution, as a Public Service Employee (excluding banks and other financial institutions) or in a regulatory office.
“Proof of Certification” means any information and verification deemed necessary by the Plan Administrator.
Specification or Explanation of Rule 2 from the English DB Equity Plan Rules in correlation with Rule 6.3 a group works council agreement to regulate the pension schemes:
“Total Disability” = “Erwerbsminderung” means, if the employment ends before the fixed retirement age and the Participant had provided a pension certificate from the German Social Security Authority indicating that the Participant is prevented from performing the majority of his assigned duties and, if this only applies partially, has no employment with another employer.
Specification or Amendment of Rule 4.5 c) and d) in correlation with Rule 2 of the English DB Equity Plan Rules:
c) A Participant may not at any time before settlement transfer, assign, sell, pledge or grant to any person or entity any rights in respect of any Award (including a vested award) or enter into any transactions having the economic effect of hedging or otherwise offsetting the risk of price movements, or attempt to do so, with respect to all or part of their Notional DB Shares. Unless the Plan Administrator or the Committee (in accordance with rule 2 of the English rules) decide otherwise, any breach of this Rule will result in the forfeiture by the Participant of their Award without any claim for compensation by the Participant or any Representative.

d) Awards or Tranches of Awards may be made subject to Performance Conditions, which where approved by the Committee at the time the Award is made and mentioned in the Award Statement. The Performance Condition must be satisfied determined before the Award or relevant part of the Award becomes capable of settlement
Specification or Amendment of Rule 5.1 in correlation with Rule 2 of the English DB Equity Plan Rules:
An Award (which apply to Retention Awards in certain circumstances) will not be forfeited and will continue to vest in accordance with the Award Statement and will remain subject to any applicable Retention Period, unless Rule 5.4 apply or the Committee decides otherwise, if the Participant ceases to be a DB Employee for one of the following reasons:
a)	termination by a DB Group Company for other than a reason related to the conduct of the Participant

b)	redundancy;

c)	Agreed Termination — not applicable in Germany;

d)	the Participant ceases to be employed as a DB Employee due to the sale or transfer outside of the DB Group of the DB business or Division in which the Participant worked but excluding a sale or transfer by which Deutsche Bank is merged or consolidated or transfers or sells substantially all of its assets; or

e)	in relation to Annual Awards only: Retirement in accordance with pension promise, Career Retirement and Public Service Retirement.
Unless any of the cases described in Rule 6 apply.
Specification or Amendment of Rule 5.2 in correlation with Rule 2 of the English DB Equity Plan Rules:
If a Participant ceases to be a DB Employee due to death or Total Disability (according to definition in rule 2), the Participant’s Award will Vest in full as soon as practicable after the date of Total Disability or death, to the extent not previously Vested. Where an Award is subject to a Retention Period or a Performance Condition it will, if not Vested, continue to Vest in accordance with the Award Statement and these Plan Rules. The latter applies where a Vested Award is subject to a Retention Period.
Specification or Amendment of Rule 5.3 in correlation with Rule 2 of the English DB Equity Plan Rules:
A Participant shall automatically forfeit Awards that have not been Delivered without any claim for compensation by the Participant or any Representative if, at any time prior to Delivery, the Participant ceases to be a DB Employee by reason of termination for behavior-based cause by any DB Group Company.
Awards that have not Vested shall be automatically forfeited without any claim for compensation if, at any time prior to the Vesting Date, the Participant voluntarily gives notice of termination of, or voluntarily terminates, their employment as a DB Employee for any reason, provided however, that Retirement, Career Retirement or Public Service Retirement shall not cause an automatic forfeiture of Annual Awards.
Annual Awards that have not Vested shall be automatically forfeited without any claim for compensation if, following Public Service Retirement, the Participant ceases to be a Public Service Employee at any time prior to the Vesting Date in circumstances such that, had the Participant remained a DB Employee until the time of termination as a Public Service Employee, that cessation would have resulted in the forfeiture of those Awards
Specification or Amendment of Rule 5.4 in correlation with Rule 2 of the English DB Equity Plan Rules:
If the Participant’s employment as a DB Employee terminates for one of the reasons set forth in Rule 5.1(a) - (d)

a portion of any Retention Award held by that Participant which has not vested at the date of termination will continue to Vest in accordance with the provisions of Rule 5.1. The portion of the Award which will continue to Vest will be the portion of the Award which has not vested multiplied by Number of days between the Award Date and the termination, divided by the Vesting Period. This calculation shall be done on a Tranche by Tranche basis where the Award is divided into Tranches. The remaining portion of the Retention Award will be forfeited upon termination.
Specification or Amendment of Rule 6.1 in correlation with Rule 2 of the English DB Equity Plan Rules:
During or following employment as a DB Employee, including in connection with or following any form of termination identified in Rules 5.1 or 5.2, a Participant shall automatically forfeit any Awards that have not Vested, without any claim for compensation by the Participant or any Representative if any of the following events or activities occurs at any time prior to the Vesting Date for that Award:
a)	the Participant directly or indirectly solicits or entices away, or endeavours to solicit or entice away any individual person who is employed or engaged by any DB Group Company and, if following the termination of the Participant’s employment as a DB Employee, with whom the Participant has had business dealings during the course of their employment in the 12 months immediately prior to the termination date;
b)	the Participant solicits, directly or indirectly, any company or entity who was a customer or client of any DB Group Company and, if following the termination of the Participant’s employment as a DB Employee, with whom the Participant has had business dealings during the course of their employment in the 12 months immediately prior to the termination date in order to provide (directly or indirectly) to such company or individual services similar to, competitive with, or intended to replace or serve as an alternative to, any or all of the services provided to such company or individual by any DB Group Company;
c)	the Participant directly or indirectly obtains, uses, discloses or disseminates Proprietary Information to any other company, individual or entity, except as specifically required in the proper performance of the Participant’s duties for any DB Group Company;
d)	the Participant acts in a manner that is prejudicial to the reputation of the DB Group or any DB Group Company;
e)	the Participant is responsible for any act or omission that breaches the terms of any agreement into which the Participant has entered with any DB Group Company, including any settlement or separation agreement or compromise agreement;
f)	the Participant fails to provide details of custodial account, in accordance with Rule 7.5;
g)	the Participant fails to provide, if asked, Proof of Certification, in accordance with Rule 7.7;
h)	during the Participant’s employment as a DB Employee the Participant is responsible for acts or omissions which, whether known or not by any DB Group Company or any other officer or employee of any DB Group Company, would give rise to a right on the part of any DB Group Company to terminate the Participant’s employment for behavior-based cause;
i)	following Retirement, Career Retirement or Public Service Retirement, the Participant provides, either directly or indirectly, on their own behalf or in the service of or on behalf of others, as an officer, employee, consultant, partner, independent contractor, or in a fiduciary or any other capacity, whether remunerated or not, services similar to, related to, competitive with, or intended to replace or serve as an alternative to, any or all of the services provided by the Participant or the Participant’s employing business Division during the Participant’s employment as a DB Employee; or
j)	the Participant engages in conduct that:
i)	breaches any applicable DB Group policy or procedure regarding: general accounting; application of accounting methodologies; approvals procedures; regulatory procedures or rules; or any other financial, or compliance matters (in each case of which the Participant knew or it would be reasonable to expect the Participant to have known); or;

ii)	breaches any applicable laws or regulations imposed other than by the DB Group or any DB Group Company, which, if the relevant conduct is discovered after the Participant has ceased to be a DB Employee, relates to a matter involving their duties as a DB Employee during the course of their employment; and which, in each case of such conduct, is the subject of an investigation by a DB Group Company or of an investigation by a regulatory or law enforcement body and which results in disciplinary measures or sanctions against the Participant or a DB Group Company or would have resulted in such measures or sanctions if the Participant had not ceased to be a DB Employee. If any such investigation is commenced, or is proposed to be commenced, no Award held by the relevant Participant shall Vest until after such investigation has concluded and a determination has been made that forfeiture is not warranted.
Specification or Amendment of Rule 16.1 and 16.2 of the English DB Equity Plan Rules:
Form of Notice (Rule 16.1)
All notices or other communications with respect to these Plan Rules shall be in writing and be delivered in person, by email, by facsimile transmission, or by registered mail (return receipt requested, postage prepaid). Notices to the Participant shall be sent to the participants last known mailing address, email address or facsimile. Notices to the Plan Administrator or any DB Group Company shall be sent to the following address (or such other address for the Plan Administrator or any DB Group Company as shall be notified to the Participant):
Plan Administrator (or DB Group Company)
HR Reward
c/o DB Group Services (UK) Limited
1 Great Winchester Street
London EC2N 2DB, United Kingdom
When notices take effect (Rule 16.2)
Notices or other communications shall take effect:
a)	if delivered by hand, upon delivery;

b)	if posted, upon delivery,

c)	if sent by facsimile or email, when a complete and legible copy of the relevant communication has been received at the appropriate address.
Specification or Amendment of Rule 17 of the English DB Equity Plan Rules:
Interpretation of these Plan Rules shall be governed by and construed in accordance with German law.
Frankfurt am Main, February 2011

Schedule 4: Russian Federation
This Schedule (“Schedule 4”) modifies the provisions of the Deutsche Bank Equity Plan, as such may be amended from time to time (the “Plan”). The provisions of this Schedule 4 (i) apply with respect to Participants employed by a Russian employing company of the DB Group, and (ii) supersede any contrary provisions contained in the Plan or any Award Statement issued thereunder.
Except as expressly modified herein, all terms and conditions of the Plan are incorporated into this Schedule 4 as if first set forth herein. Any capitalised terms contained but not defined in this Schedule 4 shall have the meaning provided in the Plan.
1. Definitions
The following definitions defined in Rule 2.1 of the Plan shall be modified as follows:
The definition of “Agreed Termination” in Rule 2.1 of the Plan shall be read as follows:
“Agreed Termination” means termination of a Participant’s employment with a DB Group Company on the basis of agreement between the Participant and a DB Group Company following the resolution of an employment-related dispute, resolved by the execution of a settlement, separation or compromise agreement containing, among other things, a full release of claims against each DB Group Company by the Participant.
The definition of “Cause” in Rule 2.1 shall be replaced by the definition of “Misconduct” as follows:
“Misconduct” means in respect of the Participant (i) any act or omission or series of acts or omissions that, when taken together or alone, constitute a material breach of the terms and conditions of employment, (ii) the conviction of the Participant by a competent court of law of any crime (other than minor motoring offences or offences of a similar nature that do not materially affect the business or reputation of any DB Group Company), (iii) unlawful, unethical or illegal conduct, or any misconduct by the Participant in connection with the performance of their duties as a DB Employee or conduct by the Participant otherwise in violation of the terms of the applicable employee handbook or other local policy or contractual documentation, (iv) knowingly failing or refusing to carry out specific lawful instructions from a DB Group Company (or a duly authorized employee or officer of such a company) relating to material matters or duties within the scope of the Participant’s responsibilities for a DB Group Company, (v) committing any act involving dishonesty, fraud, misrepresentation, or breach of trust, or (vi) the issuance of any order or enforcement action against the Participant or against any DB Group Company in connection with the Participant’s actions or omissions by any regulatory body with authority over the conduct of business by that company that materially impairs a) the financial condition or business reputation of the DB Group or any DB Group Company or b) the Participant’s ability to perform their assigned duties.
The definition of “Retirement” in Rule 2.1 shall be replaced with the following provision:
“Retirement” means, for the purposes of the Plan, and in relation to Annual Awards only, the actual date of the Participant’s retirement in accordance with the applicable Russian Federation law.
The definition of “Total Disability” in Rule 2.1 shall be replaced with the following provision:
“Total Disability” means the Participant being prevented by accidental bodily injury or illness from performing the majority of their assigned duties as confirmed by the medical statement issued in accordance with effective Russian legislation and as determined in accordance with applicable DB Group policy as certified by the Committee, at its sole discretion.
The following definitions are added to Rule 2.1 of the Plan:
“Cause” means a cause for termination of a Participant’s employment as a DB Employee due to the Participant’s fault as specified in Article 81 of the Russian Labour Code.
“Russian Labour Code” means the Labour Code of the Russian Federation dated 30 December 2001 No. 197-FZ.
6. Automatic forfeiture
The following provision is added to Rule 6.1:
k) during employment as a DB Employee the Participant is responsible for acts or omissions which comprise Misconduct.
13. Amendment or termination of the Plan
Rule 13.2 is replaced with the following:
13.2 Amendment of Plan: The Committee may at any time amend, alter or add to all or any of the provisions of the Plan in any respect in its sole discretion. For the avoidance of doubt no oral representation or statement made by any third party, including any manager, officer, or director of any DB Group Company as to the interpretation, application or operation of this Plan or any Awards under it either generally or to any specific set of circumstances shall bind any DB Group Company unless it is confirmed in writing by the Plan Administrator or Group Compensation Review Committee.
14. General
Rule 14.1(a) is replaced with the following:
a) The granting of an Award is at the sole discretion of the Committee (or other persons the Committee permits to make Awards under Rule 4.2), in particular it has the right not to grant an Award, to cancel an Award, or to indefinitely defer payment of an Award. The Committee is not obligated to make any Award, or permit any Award to be made, in the future or to allow DB Employees to participate in any future or other compensation plan even if an Award has been awarded in one or more previous years.
Rule 14.8 is replaced with the following:
14.8 Data Protection: Subject to prior written consent of the Participant given in accordance with the effective Russian legislation, any DB Group Company may collect and process various data that is personal to Participants (for example, taxpayer and social security identification numbers) for the purposes of administering the Plan, compliance with any requirement of law or regulation, including tax-related requirements, and the prevention or investigation of crimes and malpractice. Subject to prior written consent of the Participant given in accordance with the effective Russian legislation, a DB Group Company may disclose this data to its affiliates or service providers (including the Plan Administrator) in connection with administration of the Plan. Subject to prior written consent of the Participant given in accordance with the effective Russian legislation, a DB Group Company may transfer personal data of the Participant for its processing outside the European Economic Area (“EEA”) where laws and practices relating to the protection of personal data may be weaker than those within the EEA, including in the United States of America, but wherever practicable the DB Group will take steps to ensure that Participants’ personal information is adequately protected. In certain circumstances courts, law enforcement agencies or regulatory agencies within or outside the EEA may be entitled to access the data. Details of Participants’ rights concerning data which may include rights of access to their information and correction of inaccurate information, can be obtained from the local Data Protection Officers of the DB Group.
17. Applicable law and arbitration
Rule 17 is replaced with the following:
Interpretation of these Plan Rules shall be governed by and construed in accordance with the laws of England and Wales to the exclusion of the rules on the conflict of laws, except when Russian law must apply. All disputes arising out of or in connection with this Award shall be subject to the exclusive jurisdiction of the courts of England and Wales, except in cases of mandatory jurisdiction of Russian courts.

Schedule 5: Canada
This schedule (“Schedule 5”) modifies the provisions of the Deutsche Bank Equity Plan, as amended from time to time (the “Plan”) with respect to Awards in relation to which the Participant is subject to taxation in Canada. The provisions of this Schedule 5 apply automatically to those Awards (whether applicable at the Award Date or not) and supersede any contrary provisions contained in the Plan or any Award Statement issued thereunder in relation to those Participants.
Any capitalized terms contained in this Schedule 5 shall have the meaning provided in the Plan.
These modifications are made to the Plan with the intention that the Plan be compliant with the Salary Deferral Arrangement rules in Canada.
1. Award Settlement
After Rule 7.8, a new Rule 7.9 will be inserted as follows:
7.9 Accelerated Vesting:
a)	Any Award or Tranche which is not Vested by the end of the calendar year in which the second anniversary of the Award Date occurs shall Vest no later than the end of that calendar year. Subject to Rule 7.9(b), no Delivery or settlement shall take place later than the end of the calendar year in which the second anniversary of the Award Date occurs.

b)	If the relevant Award or Tranche is subject to Performance Conditions and it has not been determined whether or to what extent the Performance Condition has been satisfied in good time to allow Delivery or settlement of the Award or Tranche by the latest time specified in Rule 7.9(a), then the Committee may and shall determine whether the Performance Condition is to be treated as satisfied (and, if applicable, to what extent) for the purposes of the relevant Award or Tranche in good time to allow Delivery or other settlement of the Award or Tranche by the latest time specified in Rule 7.9(a).

c)	The foregoing provisions of this Rule 7.9 relating to the time of Delivery or settlement of an Award or Tranche shall supersede any contrary provision of the Plan relating to the time of relevant Delivery or settlement.

Schedule 6: Private Client Services Wealth Creation and Retention Program
1 Effect and Purpose of Schedule 6
1.1	This Schedule (“Schedule 6”) to the Deutsche Bank Equity Plan, which may be amended from time to time (the “Plan”), contains the terms regarding the Private Client Services (“PCS”) Wealth Creation & Retention Award (as defined below). For the avoidance of doubt, to the extent that Participants receive a PCS Wealth Creation & Retention Award, this Schedule 6 shall, notwithstanding Rule 15 of the Plan, supersede any contrary provisions contained in the Plan or any Award Statement issued thereunder.

1.2	Except as expressly stated in this Schedule 6, all terms and conditions of the Plan are incorporated into this Schedule 6 as if first set forth herein. Any capitalized terms contained but not defined in this Schedule 6 shall have the meaning provided in the Plan.

1.3	Where an Award is granted under this Schedule 6 to a Participant who is also subject to federal taxation in the United States of America, the terms of the Plan amended by this Schedule 6 shall be the terms of the Plan as first amended by Schedule 2 (United States of America Taxpayers).

1.4	Effective from and after the date hereof, and pursuant to its authority under Rule 13.2 of the Plan, in respect of PCS Wealth Creation & Retention Awards, the Committee hereby amends the Plan as follows:
2 Definitions
2.1	The definition of “Annual Award” in Rule 2.1 of the Plan is deemed replaced in its entirety with the following definition:

“Annual Award” means any Award referred to as an Annual Award or an Annual Award — PCS Wealth Creation & Ret Award in the Award Statement.

2.2	The definition of “Career Retirement” in Rule 2.1 of the Plan is deemed replaced in its entirety with the following definition:

“Career Retirement” means, in relation to Awards referred to as an Annual Award in the Award Statement only, voluntary termination of employment as a DB Employee by a Participant who has complete years of age plus number of complete years of service as a DB Employee equaling 60 or more (“Rule of 60”), provided however that the Participant must have five or more complete years of consecutive service (the “Consecutive Service Requirement”) as a DB Employee ending on or before the most recent date of termination of employment. If the Consecutive Service Requirement is satisfied, the number of complete years of service may also include any period of employment as a DB Employee prior to a break in continuous service. In relation to Awards referred to as an Annual Award — PCS Wealth Creation & Ret Award in the Award Statement only, “Career Retirement” means voluntary termination of employment as a DB Employee by a Participant who has complete years of age plus number of complete years of service as a DB Employee equaling 60 or more (“Rule of 60”), provided however that the Participant must have five or more complete years of consecutive service (the “Consecutive Service Requirement”) as a DB Employee ending on or before the most recent date of termination of employment and is a Retirement From The Securities Industry. If the Consecutive Service Requirement is satisfied, the number of complete years of service may also include any period of employment as a DB Employee prior to a break in continuous service.

2.3	The following definitions are added to Rule 2.1 of the Plan:

“Eligible Accounts” means any existing accounts and any other accounts evidencing a change by an existing account in its account category within DBSI but not a change in beneficial ownership.

“Participant” means revenue producers within PCS who achieve the minimum gross production level as indicated in the respective year’s program summary.

“Retirement From The Securities Industry” means voluntary termination of employment as a DB Employee by the Participant who transitions their Eligible Accounts to another PCS Client Advisor by the point of termination of the Participant’s employment and who intends to permanently leave the securities industry.

2.4	The definition of “Retirement” in Rule 2.1 of the Plan is deemed replaced in its entirety with the following definition:

“Retirement” means, for the purposes of the Plan, the actual date of retirement by a Participant, on or after age 65, or retirement as a result of a Total Disability.
3 Assignment and Substitution
The following new paragraphs are added to the end of Rule 9:

In addition, each applicable DB Group Company shall have the right to assign its contractual rights and/or obligations under the Plan in full or in part, with respect to some or all of the Awards issued pursuant to this Schedule 6, to any entity (and its affiliates)that succeeds to the Division or all or a portion of the business of PCS (a “Successor Entity”). By notice to affected Participants, the Committee, in its sole discretion, may substitute the Successor Entity for the applicable DB Group Company, the DB Group, and/or the Division, as the Committee deems applicable, in its sole discretion, for purposes of the Plan including Rules 5 and 6. Any such assignment or substitution may apply to all or some Participants, as determined by the Committee, in its sole discretion.

Unless the Committee determines otherwise, in the event of an assignment or substitution under this Rule 9, the following shall apply without the need for the consent of the affected Participants: (i) employment with the Successor Entity shall be treated as continuous employment for purposes of the Plan including Rule 5; (ii) no Participant who receives an offer of employment from such Successor Entity shall be treated as having terminated employment with any DB Group Company for purposes of Rule 5.1; and (iii) assumed Awards or replacement Awards under any plan of such Successor Entity shall contain such terms reasonably set by the Successor Entity that are intended to continue, but not materially enlarge or diminish, the Participant’s rights and obligations with respect to the assumed or replaced Award, but no assumed Award or replacement Award shall obligate the Successor Entity to deliver DB Shares in settlement thereof.
No assignment or substitution under this Rule 9 shall be deemed to be an amendment, alteration or addition to the provisions of the Plan within the meaning of Rule 13.2. No Participant consent shall be required for any assignment or substitution under this Rule 9.